August 2007	Pricing Sheet dated August 24, 2007 relating to Preliminary Pricing Supplement No. 341 dated July 24, 2007 to Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Auto-Callable Securities due September 10, 2008
Based on the Value of the Common Stock of Apple Inc.
P R I C I N G T E R M S – A U G U S T 2 4 , 2 0 0 7
Issuer:		Morgan Stanley
Underlying stock:		Common Stock of Apple Inc. (“AAPL Stock”)
Aggregate principal amount:		$3,700,000
Stated principal amount:		$10 per security
Issue price:		$10 (see “Commissions and issue price” below)
Pricing date:		August 24, 2007
Original issue date:		August 31, 2007 (5 business days after the pricing date)
Maturity Date:		September 10, 2008
Determination dates:		#1: December 3, 2007 #2: March 3, 2008 #3: June 3, 2008 Final: September 3, 2008
Early redemption payment:
If, on any of the first three determination dates, the closing price of AAPL Stock is greater than the initial share price, the securities will be automatically redeemed on the fifth business day following the related determination date for the respective cash payment as follows:
•   1st determination date:     $10.5875
•   2nd determination date:    $11.1750
•   3rd determination date:     $11.7625

Payment at maturity (per security):
If the securities have not previously been redeemed, you will receive at maturity a cash payment as follows:
If the final share price of AAPL Stock is:
•   Greater than the initial share price:  $12.35, or
•   Less than or equal to the initial share price but the price of AAPL Stock has not decreased to or below the trigger price at any time during the observation period:  the $10 stated principal amount, or
•   Less than or equal to the initial share price and the price of AAPL Stock has decreased to or below the trigger price at any time during the observation period:  $10 times the share performance factor, which would result in a loss of some or all of your investment, unless the final share price is equal to the initial share price.

Trigger price:		$101.475, which is 75% of the initial share price
Share performance factor:		final share price / initial share price
Initial share price:		$135.30, the closing price of AAPL Stock on the pricing date
Final share price:		The closing price of AAPL Stock on the final determination date
Observation period:		The period of regular trading hours on each trading day on which there is no market disruption event, from but excluding the pricing date to and including the final determination date.
CUSIP:		617475694
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:		MS & Co.
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per security	$10	$0.175	$9.825
	Total	$3,700,000	$64,750	$3,635,250
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.9250 per security.  Please see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement for further details.

(2)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 341 dated July 24, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.